Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors

NV5 Holdings, Inc.:

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-187963) on Form S-8 of NV5 Holdings, Inc. of our report dated June 3, 2014, relating to our audit of the financial statements of AK Environmental, LLC as of and for the year ended December 31, 2013, included in this Current Report on Form 8-K/A.

/s/ McGladrey LLP

Raleigh, North Carolina

June 3, 2014